Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement, dated April 14, 2004, is between Invensense, Inc., a California corporation (the “Company”) and Steven Nasiri, the founder of the Company (“Executive”).

1.	POSITION AND RESPONSIBILITIES

a.    Position. Executive is employed by the Company to render services to the Company in the position of Chief Executive Officer and President. Executive shall perform such duties and responsibilities as are normally related to such position and any additional duties now or hereafter assigned to Executive by the Board of Directors. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

b.    Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

c.    No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.	COMPENSATION AND BENEFITS

a.    Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of One-Hundred Fifty Thousand Dollars ($150,000.00) per year for the first year of employment, and One-Hundred Eighty Thousand Dollars ($180,000.000) per year beginning the second year of employment (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and, after the completion of the second year of employment, may be adjusted by the Company’s Compensation Committee.

b.    Bonus. Executive shall receive a bonus of Thirty-Thousand Dollars ($30,000.00) twelve months after the date of this Agreement. Thereafter, Executive may receive a yearly bonus as determined by the Company’s Compensation Committee.

c.    Stock Options. In addition to the common stock of the Company owned by Executive on the date hereof, Executive may be eligible for additional stock option grants of the Company as determined by the Company’s Compensation Committee.

d.    Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated Executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. Executive shall also receive two weeks of paid vacation per year, as may be adjusted upwards by the Company’s Compensation Committee.

e.    Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

3.	TERMINATION BY COMPANY

a.    Termination by Company. The employment of Executive shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon, and after, such termination, all obligations of the Company under this Agreement shall cease, except as described in Section 3(b) below.

b.    Severance. In the event that (i) the Company terminates the employment of Executive at any time, except in situations where the employment of Executive is terminated For Cause, following a Change of Control (as defined below) or in the event of Executive’s death or Disability (as defined below), (ii) without Executive’s consent, there is a change in Executive’s position with the Company which reduces Executive’s level of responsibilitywith with the Company, (iii) without Executive’s consent, there is a reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company, or (iv) without Executive’s consent, Executive’s principal place of employment is relocated by more than thirty-five (35) miles, Executive will be eligible to receive an amount equal to four months of the then-current Base Salary of the Executive payable in the form of salary continuation. In addition, nine-months’

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acceleration of vesting (or release from the Company’s repurchase rights, as applicable) will occur on stock (including options) then subject to vesting (or repurchase). In the event of Executive’s death or Disability, Executive will be eligible to receive an amount equal to two months of the then-current Base Salary of the Executive payable in the form of salary continuation and three months’ acceleration of vesting (or release of the Company’s repurchase rights, as applicable) will occur on stock (including options) then subject to vesting (or repurchase). Executive shall not be entitled to any severance payments or acceleration of vesting (or release from the Company’s repurchase rights, as applicable) on stock (including options) then subject to vesting (or repurchase) if Executive’s employment is terminated For Cause (as defined in Section 3(c) below).

c.    Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive is convicted of a crime involving dishonesty, breach of trust, physical harm to any person, or a felony, (ii) Executive commits a material breach of this Agreement or the Proprietary Information Agreement (as defined below), which breach is not cured within ten days after written notice to Executive from the Company, (iii) dishonest, unethical or fraudulent conduct that materially injurs, materially discredits or is materially determinetal to the reputation, character or standing of the Company, or (iv) an unlawful criminal act which reflects badly on the Company’s business in the reasonable judgement of the Company’s board of directors. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Employer under law; thereafter all obligations of the Company under this Agreement shall cease. If Executive is terminated For Cause, there will be no acceleration of vesting (or release from the Company’s repurchase rights, as applicable) on stock or options then subject to vesting (or repurchase).

d.    By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing pursuant to Section 3(b) above. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

e.    By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if, in the reasonable opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period (“Disability”), then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which

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Executive is entitled pursuant to Section 3(b) above up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

4.	CHANGE OF CONTROL.

a.    Change of Control. For purposes of this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company. In such event, six months’ acceleration of vesting (or release from the Company’s repurchase rights, as applicable) will occur on stock and options then subject to vesting (or repurchase).

b.    Termination After Change of Control. In the event that the Company or its successor in interest terminates Executive’s employment following a Change of Control, Executive will be eligible to receive an amount equal to four months of Executive’s then-current Base Salary payable in the form of salary continuation and Executive’s shares of stock, and any other options received, shall become fully vested (or be fully released from the Company’s repurchase rights, as applicable) at the time of termination. Thereafter all obligations of the Company or its successor in interest under this Agreement shall cease.

c.    Termination by Executive for Good Reason. After a Change of Control, Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company within thirty days of the event constituting Good Reason and provides the Company with a period of twenty days to cure the event constituting Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if the event is effected by the Company without the consent of Executive: (A) a change in Executive’s position with Employer which reduces Executive’s level of responsibility; (B) a reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; or (C) a relocation of Executive’s principal place of employment by more than thirty-five (35) miles. In the event Executive terminates his employment for Good Reason, then the Executive shall be eligible to receive the severance benefits described in paragraph 4.b. hereof. Thereafter all obligations of the Company or its successor in interest under this Agreement shall cease.

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5.	TERMINATION BY EXECUTIVE

a.    At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the four week notice period. Thereafter all obligations of the Company shall cease.

6.	TERMINATION OBLIGATIONS

a.    Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b.    Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

c.    Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 6, 7, and 8 herein shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

7.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

a.    Proprietary Information Agreement. Executive agrees to sign and be bound by the terms of the Proprietary Information and Inventions Agreement, which is attached as Exhibit A (“Proprietary Information Agreement”).

b.    Non-Solicitation. Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive’s employment and for one

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year thereafter, in addition to Executive’s other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, solicit or otherwise induce any person employed by the Company to terminate his employment.

c.    Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

8.	ARBITRATION

Executive agrees to sign and be bound by the terms of the Arbitration Agreement, which is attached as Exhibit B.

9.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

10.	ASSIGNMENT; BINDING EFFECT

a.    Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.    Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the

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parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

11.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.	TAXES

All amounts paid under this Agreement (including without limitation Base Salary and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to Exhibits A and B, shall survive the termination of employment and the termination of this Agreement.

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16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Executive Proprietary Information and Inventions Agreement attached as Exhibit A, the Arbitration Agreement attached as Exhibit B. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

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19.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

INVENSENSE, INC.:		EXECUTIVE:

By:	/s/ Steven Nasiri	/s/ Steven Nasiri
Steve Nasiri, President

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